Exhibit 99.1
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Monroe Bancorp

Contact:        Mark D. Bradford, President and Chief Executive Officer,
                (812) 331-3455
Media Contact:  Danise C. Alano, Assistant Vice President, Marketing Director,
                (812) 353-7705
Phone: (800) 319-2664
Fax: (800) 331-3445
www:monroebank.com

                              For Immediate Release
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              Monroe Bancorp Announces Special Loan Loss Provision
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BLOOMINGTON, Ind. - May 20, 2003 - Monroe Bancorp (NASDAQ: MROE) announced today that it made a special provision to its reserve for loan losses in the amount of $2.3 million.

The special provision is directly related to a just-completed analysis of the collateral values and many other factors related to loans outstanding to a certain real estate developer, who recently filed bankruptcy, and to parties affiliated with that developer.

The $2.3 million provision will have a negative effect on this year's net income of approximately $1.4 million, after income tax, or $0.23 per share based on current weighted average basic and fully diluted shares outstanding.

"We found the special provision to our loan loss reserve prudent after a thorough review of the collateral values and other factors in the very complex bankruptcy proceedings associated with this real estate developer," said Mark D. Bradford, President and CEO of Monroe Bancorp. Bradford said that while the Bank and its attorneys will vigorously pursue the collection of these loans in full, it is likely that the resolution process will continue over many months, and unlikely that the entire amount of the loans will be collected.

Monroe Bancorp, headquartered in Bloomington, Indiana, is an Indiana bank holding company with offices in Monroe, Jackson, Lawrence and Hendricks counties. Its wholly owned subsidiary, Monroe Bank, was established in Bloomington, Indiana in 1892, and offers a full range of financial, trust and investment services to its more than 20,000 retail and commercial customers. The Company's common stock is traded on the NASDAQ(R) National Stock Market under the symbol MROE.

Forward-Looking Statements
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  This release contains forward-looking statements about the Company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This release contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may" or words of similar meaning. These forward-looking statements, by their nature, are subject to risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the markets in which the Company does business, are less favorable than expected; (5) legislative or regulatory changes adversely affect the business of the Company; and (6) changes in real estate values or the real estate markets. Further information on other factors which could affect the financial results of the Company are included in the Company's filings with the Securities and Exchange Commission.